EXHIBIT 10.27

ADDENDUM

TO

STOCK OPTION AGREEMENT

The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the “Option Agreement”) by and between the Corporation and                                                               (“Optionee”) evidencing the stock option (the “Option”) granted to Optionee under the terms of The Active Network, Inc. 2002 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

INVOLUNTARY TERMINATION FOLLOWING

A CHANGE IN CONTROL

1. If the Option is assumed by the successor corporation (or the parent thereof) or is otherwise continued in effect pursuant to the terms of the Change in Control transaction and Optionee is Involuntarily Terminated within twelve months following such Change in Control, then (a) the vesting and exercisability of such number of Option Shares as is equal to the lesser of (i) 25% of the Option Shares subject to the Option at the time of grant, or (ii) all of the remaining Unvested Shares, shall be automatically accelerated on the date of such Involuntary Termination, and (b) the Vested Shares subject to the Option (after giving effect to the accelerated vesting pursuant to the preceding clause) shall remain exercisable until the earlier of (i) the Expiration Date or (ii) the expiration of the one year period measured from the date of the Optionee’s Involuntary Termination.

2. To the extent that, in connection with a Change in Control, the successor corporation (or the parent thereof) replaces the Option with a cash incentive program, Optionee’s right to receive cash payments for the Option Shares (the “Cash Payments”) will be paid out in accordance with the Vesting Schedule. However, upon an Involuntary Termination of Optionee’s Service within twelve months following a Change in Control, Optionee’s right to receive the unvested Cash Payments shall be accelerated with respect to the lesser of (a) 25% of the total Cash Payments that were placed in escrow in connection with the Change in Control and (b) the Cash Payments that remain in escrow at the time Optionee’s Service is Involuntarily Terminated. Such Cash Payments shall be paid within ten days following the date of Optionee’s Involuntary Termination.

3. For purposes of this Addendum, an Involuntary Termination shall mean the termination of Optionee’s Service by reason of:

(a) Optionee’s involuntary dismissal or discharge by the Corporation or a Parent or Subsidiary employing Optionee for reasons other than Misconduct, or

(b) Optionee’s voluntary resignation following (i) a change in Optionee’s position with the Corporation, Parent or Subsidiary employing Optionee which materially reduces

Optionee’s duties and responsibilities, (ii) a reduction in Optionee’s base salary by more than 15%, unless the base salaries of all similarly situated individuals are reduced by the Corporation, Parent or Subsidiary employing Optionee, or (iii) a relocation of Optionee’s place of employment by more than fifty miles, provided and only if such change, reduction or relocation is effected without Optionee’s written consent.

The provisions of this Addendum shall supersede any provisions to the contrary in the Option Agreement.

IN WITNESS WHEREOF, The Active Network, Inc. has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.

Effective Date:

THE ACTIVE NETWORK, INC.

By:

Printed Name:

Title: